Exhibit 99.1

Immersion Medical Files Patent Infringement Lawsuit Against Mentice AB, Mentice SA, Simbionix USA Corp., and Simbionix Ltd.

SAN JOSE, Calif.--(BUSINESS WIRE)--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, announced today that its wholly owned subsidiary, Immersion Medical, Inc, filed a lawsuit for patent infringement in the United States District Court for the Eastern District of Texas against Mentice AB, Mentice SA, Simbionix USA Corp., and Simbionix Ltd. The complaint alleges that each of the defendants infringe claims of U.S. Patent Nos. 6,106,301; 5,821,920; 6,323,837; and 5,844,392, which are owned by Immersion Medical, Inc. The complaint seeks damages and injunctive relief.

About Immersion Medical, Inc.

Immersion Medical, Inc. designs, manufactures, and markets computer-based surgical simulation training systems worldwide. The medical and surgical simulators integrate proprietary computer software and tactile feedback robotics to create highly realistic medical simulations that help train clinicians. The company's key product lines are the Virtual IV, Endoscopy AccuTouch® simulator, CathLabVR™ surgical simulator, and LaparoscopyVR™ surgical simulation system.

About Immersion

Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion’s advanced touch feedback technology electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion’s technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion’s patent portfolio includes over 700 issued or pending patents in the U.S. and other countries.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning the effect of the filing of any lawsuit or the outcome of any such lawsuit; any statements regarding consumer and market acceptance of force feedback products in general; any statements regarding proposed products or services or future economic conditions or performance; statements of belief; and any statement or assumptions underlying any of the foregoing. Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business, which include, but are not limited to, delay in or failure to achieve commercial demand for our products or a delay in or failure to achieve the acceptance of force feedback as a critical user experience.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in our most current Form 10-K, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect our beliefs and predictions as of the date of this release. We disclaim any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

CONTACT:
A&R Edelman
Angie Ayala, +1 650-762-2952
aayala@ar-edelman.com